Exhibit 28(n)(6)

1875 Lawrence Street, Suite 300
Denver, Colorado 80202

MAIN (800) 955-9988
FAX (415) 421-20)9

Form of

December 28, 2018

Board of Trustees
Shelton Funds

Re:	Certain Expense Limits

Gentlemen:

CCM Partners, LP d/b/a Shelton Capital Management ("SCM"), as the investment adviser to the various series funds (each a "Fund", and collectively the "Funds") of Shelton Funds, hereby agrees to the expense limitations stated in the chart below with respect to the Funds.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding agreed-to compliance costs and extraordinary expenses, examples of which might include litigation or merger and reorganization expenses) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through January 2, 2020
NASDAQ-100 Index Fund	Direct	0.49%
-	Class K	'0.99%
European Growth & Income Fund	Direct	1.00%
	Class K	1.50%
U.S. Government Securities Fund	Direct	0.74%
	Class K	1.24%
Short-Term U S. Government Bond Fund	Direct	0.59%
	Class K	1.09%
The United States Treasury Trust	Direct	0.53%
	Class K	1.03%

This agreement may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of the reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees.

If you have any questions, please do not hesitate to contact me at 415-625-4900.

Very truly yours,

/s/ Steve Rogers

Steve Rogers
Chief Executive Officer
Shelton Capital Management

Agreed and Acknowledged:

Name	Date

Cc:	Peter Schwartz, Counsel to Shelton Funds

Greg Pusch, General Counsel & CCO